Exhibit 21.1

SIZMEK INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
Sizmek Technologies Inc.	United States
Sizmek Technologies Ltd.	Israel
Sizmek Technologies Mexico SA DE CV	Mexico
Sizmek Technologies K.K.	Japan
Sizmek Technologies Ltd	United Kingdom
Sizmek Propaganda Digital Do Brazil LTDA	Brazil
MediaMind Technologies (Shanghai) Ltd.	P.R. China
Sizmek Technologies S.R.L.	Argentina
Sizmek Technologies Phils, Inc.	Philippines
Sizmek SARL	France
Sizmek Technologies Pty. Limited	Australia
Sizmek Technologies GmbH	Germany
Sizmek Spain, S.L.	Spain
Sizmek Technologies Sweden AB	Sweden
Sizmek Technologies sp. z o.o.	Poland
Zestraco Investments Limited	Cyprus
Sizmek d.o.o. Beograd	Serbia
View Point Japan K.K.	Japan
EyeWonder, LLC	United States
EyeWonder Australia Pty Ltd. i.L	Australia (under liquidation)
EyeWonder Europe GmbH	Switzerland
Richer Media Ltd.	Ireland
EyeWonder Benelux BV	The Netherlands
EyeWonder GmbH i.L	Germany (under liquidation)
chors GmbH i.L	Germany (under liquidation)
Peer39 Inc.	United States
Peer39 (Israel), Ltd.	Israel
StrikeAd Asia PTE. Ltd.	Singapore
Point Roll, Inc.	United States
Rovion, LLC	United States
Unicast EMEA Limited i.L	United Kingdom (under liquidation)